EX-99.B(h)(1)

Appendix A

WELLS FARGO MASTER TRUST

ADMINISTRATION AGREEMENT

Funds of Wells Fargo Master Trust Covered by This Agreement

Fee of 0.15% of average daily net assets: except that no administration fee will be charged to the Master Trust Portfolios, so long as an administration fee is charged to the Gateway Funds of Wells Fargo Funds Trust.

C&B Large Cap Value Portfolio
Disciplined Growth Portfolio
Equity Income Portfolio
Equity Value Portfolio
Index Portfolio
Inflation-Protected Bond Portfolio
International Core Portfolio
International Growth Portfolio
International Index Portfolio
International Value Portfolio
Large Cap Appreciation Portfolio
Large Company Growth Portfolio
Managed Fixed Income Portfolio
Small Cap Index Portfolio
Small Company Growth Portfolio
Small Company Value Portfolio
Stable Income Portfolio
Strategic Small Cap Value Portfolio[1]
Tactical Maturity Bond Portfolio
Total Return Bond Portfolio

Most recent annual approval: April 4, 2005

Appendix A amended: October 1, 2005

[1]	On August 17, 2005, the Board of Trustees approved the establishment of the Strategic Small Cap Value Portfolio, which is expected to commence operations in 2005.

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The foregoing fee schedule is agreed to as of October 1, 2005 and shall remain in effect until changed in writing by the parties.

WELLS FARGO MASTER TRUST

By:	/s/ C. DAVID MESSMAN
C. David Messman
Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By:	/s/ STACIE D. DEANGELO
Stacie D. DeAngelo
Senior Vice President

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